Exhibit 4.3

NUMBER	SHARES
[ ]	[	]

PAR VALUE $0.001

COMMON STOCK

METROPOLITAN HEALTH NETWORKS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

This Certifies that                     is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, OF

METROPOLITAN HEALTH NETWORKS, INC.

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

[ SEAL ]

SECRETARY	CHAIRMAN AND CHIEF EXECUTIVE OFFICER